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                  COMPUTATION OF RATIO OF EARNINGS OF
                  MRS. FIELDS' HOLDING COMPANY, INC.
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                                                  12/30/2000       1/1/2000        1/2/1999        1/3/1998       12/28/1996
                                                --------------- --------------- ---------------  --------------  --------------
FIXED CHARGES:
       Interest on debt and capitalized leases         $24,501         $23,842         $14,946          $7,527          $1,737
       Interest element of rentals                       9,332           8,341           8,095           7,299           1,999
                                                --------------- --------------- ---------------  --------------  --------------
TOTAL FIXED CHARGES:                                   $33,833         $32,183         $23,041         $14,826          $3,736
                                                =============== =============== ===============  ==============  ==============

EARNINGS:
       Consolidated net income                       ($26,478)       ($14,218)       ($21,505)          ($624)          $2,124
       Consolidated provision for income taxes           3,841             218             316             655           1,798
       Fixed Charges                                    33,833          32,183          23,041          14,826           3,736
                                                --------------- --------------- ---------------  --------------  --------------
TOTAL EARNINGS:                                        $11,196         $18,183          $1,852         $14,857          $7,658
                                                =============== =============== ===============  ==============  ==============

RATIO OF EARNINGS TO FIXED CHARGES                   n/a             n/a             n/a                  1.00            2.05
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